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                                                       $35,000

                        CREATIVE GAMING, INC.
              12% Promissory Note due July 23, 1998 or
           earlier in the event of a specified transaction


	Creative Gaming, Inc., a New Jersey corporation (herein referred to as the "Maker"), for value received, hereby promises to pay to the Paul Kulina Trust or order (the "Payee"), on the first to occur of July 23, 1998 or the receipt by the Maker of proceeds from the sale of the vessel M/V Empire, currently owned by CGI Vessel, Inc., a wholly-owned subsidiary of the Maker (the "Vessel"), the principal amount of thirty-five thousand ($35,000) Dollars, in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, at the office or agency of the Maker at 150 Morris Avenue in the City of Springfield, State of New Jersey, or at such other place as the Maker may designate, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) at said office or agency, in like coin or currency, on the unpaid portion of said principle amount from the date hereof, on July 23, 1998 at the rate of twelve percent (12%) per annum, unless the date hereof is a date to which interest has been paid or duly provided for, in which case interest shall be paid from the date of this Promissory Note until payment of said principal amount has been made or duly provided for.

	As additional consideration for this Promissory Note, the Maker has agreed to issue to the Payee 70,000 shares of Common Stock, no par value, of the Maker.

	As collateral for this Promissory Note, the Maker has agreed to establish a lien on the Vessel on behalf of the Payee in the form of a First Preferred Ship's Mortgage.

	This Note may be prepaid in whole at any time or in part from time to time without premium or penalty.

	The Payee may, without notice and without releasing the liability of any part hereto, grant extensions or renewals hereof from time to time and for any term. The holder of this Note, whether such person is the Payee or its successor, assignee or indorsee (hereinafter referred to as the "Holder"), shall not be liable for, or prejudiced by, the failure to collect or for lack of diligence in bringing suit on this Note or any renewal or extension hereof.

	The Maker waives presentment, demand for payment, notice of dishonor, notice of protest, and protest, and all other notices and demands, in connection with the delivery, acceptance, performance or default of this Note.

	Any notice or demand required or permitted to be made or given hereunder shall be deemed to be sufficiently given or made if given by personal service or by certified or registered mail, return receipt requested, addressed, if to the Maker, at the Maker's address as first above written, or if to the Holder, at the Holder's address as specified to the Maker by notice given in accordance with this provision. Either party hereto may change its address by like notice to the other party hereto.

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	This Note may be changed, modified, terminated, waived
or discharged orally, but only by an agreement in writing signed by the party against whom the enforcement of any such change, modification, termination, waiver or discharge is sought. This Note shall be construed and enforced in accordance with the laws of the State of New Jersey

	IN WITNESS WHEREOF, the Maker has executed this Note as of July 23, 1997.

ATTEST:	                            CREATIVE GAMING, INC.

		By: /s/ Linda A. Artale           By: /s/ Walter J. Krzanowski
     ---------------------             -------------------------
                                       	Treasurer & CFO